CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due August 6, 2012	2,018,867	$10.00	$20,188,670	$2,343.90

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158663

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-10 of product supplement STR-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$20,188,670.00
Underwriting discount (1)	$0.125	$252,358.38
Proceeds, before expenses, to Bank of America Corporation	$9.875	$19,936,311.62

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.975 per unit and $0.10 per unit, respectively.

Merrill Lynch & Co.
July 28, 2011

2,018,867 Units Strategic Accelerated Redemption Securities® Linked to an International Equity Basket, due August 6, 2012 $10 principal amount per unit Term Sheet No. 687 Pricing Date July 28, 2011 Settlement Date August 4, 2011 Maturity Date August 6, 2012 CUSIP No. 06051N187 Strategic Accelerated Redemption Securities® ¡The notes have a maturity of approximately one year, and are callable at approximately 6, 9 and 12 months after issuance ¡The notes will be called at $10 per unit plus a Call Premium if the closing value of an International Equity Basket comprised of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund (the “Basket”) on any Observation Date is equal to or greater than 100% of its starting value ¡The Call Premium is 11.700% per annum (equivalent to 5.850% if the notes are called on the first Observation Date, or 8.775% if the notes are called on the second Observation Date) ¡1-to-1 downside exposure with up to 95% of the principal amount at risk if the notes are not called and the closing value of the Basket on the final Observation Date decreases below the Threshold Value ¡Payments on the notes are subject to the credit risk of Bank of America Corporation ¡No periodic interest payments ¡No listing on any securities exchange ¡Market Downside Protection ¡Enhanced Income ¡Market Access ¡Enhanced Return ¡Enhanced Return

Summary

The Strategic Accelerated Redemption Securities® Linked to an International Equity Basket due August 6, 2012 (the “notes”), are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to G[][]the credit risk of BAC.

The notes provide for an automatic call if the Observation Level of an International Equity Basket described below (the “Basket”) on any Observation Date after issuance is equal to or greater than the Call Level. If the notes are called, you will receive the Original Offering Price of the notes plus the applicable Call Premium. If your notes are not called, the amount you receive on the maturity date will not be greater than the Original Offering Price per unit and will be based on the percentage decrease in the value of the Basket from the Starting Value to the Ending Value. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes. Investors also must be prepared to have us call their notes on any Observation Date. Investors’ gain or loss generally will be long-term capital gain or loss if the notes are held for more than one year, and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, any capital gain or loss generally will be short-term capital gain or loss. Any such gain or loss is subject to certain tax implications, set forth below under “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations.”

The Basket is comprised of the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund (each, a “Basket Component,” and together, the “Basket Components”). On the pricing date, each Basket Component was given an initial weight of 50.00%.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STR-2. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately one year
Market Measure:	An International Equity Basket comprised of the iShares® MSCI EAFE Index Fund (NYSE Arca symbol: “EFA”) and the iShares® MSCI Emerging Markets Index Fund (NYSE Arca symbol: “EEM”).
Starting Value:	100.00
Ending Value:

The closing value of the Market Measure on the final Observation Date, determined as described on page TS-10 below. If it is determined that the final Observation Date is not a trading day, or if a Market Disruption Event occurs on the final Observation Date, the Ending Value will be determined as more fully described below in “Other Terms of the Notes—Market Disruption Event on an Observation Date.”

Observation Level:	The closing value of the Market Measure on any Observation Date
Observation Dates:	January 24, 2012, April 24, 2012, and July 30, 2012 (the final Observation Date).
Call Level:	100.00 (100% of the Starting Value)
Call Amounts (per Unit):	$10.5850 if called on January 24, 2012, $10.8775 if called on April 24, 2012, and $11.1700 if called on July 30, 2012.
Call Premium:	11.700% of the Original Offering Price per annum.
Call Settlement Date:

The fifth Banking Business Day following an Observation Date, if the notes are called on that Observation Date, subject to postponement as described on page TS-8 below; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	95.00 (95% of the Starting Value)
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.125 per unit as listed on the cover page and an additional charge of $0.050 per unit more fully described on page TS-9.

Determining Payments on the Notes

Automatic Call Provision:

If on any Observation Date, the Observation Level is equal to or greater than the Call Level, the notes will be automatically called. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.

Payment at Maturity:

If the notes are not called prior to the maturity date, you will receive the Redemption Amount per unit on the maturity date, calculated as follows:

Strategic Accelerated Redemption Securities®	TS-2

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations (rounded to four decimal places). These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Observation Level and term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1) the Starting Value of 100.00;

2) the Threshold Value of 95.00, or 95% of the Starting Value;

3) the Call Level of 100.00, or 100% of the Starting Value;

4) the term of the notes from August 4, 2011 to August 6, 2012;

5) the Call Premium of 11.700% of the Original Offering Price per unit per annum; and

6) Observation Dates occurring on January 24, 2012, April 24, 2012, and July 30, 2012.

The Notes Are Called on One of the Observation Dates

The notes have not been previously called and the Observation Level on the relevant Observation Date is equal to or greater than the Call Level. Consequently, the notes will be called at $10.0000 plus the applicable Call Premium.

Example 1

If the call is related to the Observation Date that falls on January 24, 2012, the Call Amount per unit will be:

$10.0000 plus the Call Premium of $0.5850 = $10.5850 per unit.

Example 2

If the call is related to the Observation Date that falls on April 24, 2012, the Call Amount per unit will be:

$10.0000 plus the Call Premium of $0.8775 = $10.8775 per unit.

Strategic Accelerated Redemption Securities®	TS-3

Example 3

If the call is related to the Observation Date that falls on July 30, 2012, the Call Amount per unit will be:

$10.0000 plus the Call Premium of $1.1700 = $11.1700 per unit.

The Notes Are Not Called on Any of the Observation Dates

Example 4

The notes are not called on any of the Observation Dates and the Ending Value of the Basket on the final Observation Date is not less than 95.00, the Threshold Value. The Redemption Amount per unit will therefore be $10.0000.

Strategic Accelerated Redemption Securities®	TS-4

Example 5

The notes are not called on any of the Observation Dates and the Ending Value of the Basket on the final Observation Date is less than 95.00, the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price per unit.

If the Ending Value is 80.00, or 80% of the Starting Value, the Redemption Amount will be:

$10 +	[	$10 ×	(80.00 – 95.00)	× 100%	]	= $8.5000 per unit
100.00

These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Observation Level on the applicable Observation Date, the Ending Value, if applicable, and the term of your investment.

Summary of the Hypothetical Examples

Notes Are Called on an Observation Date	Observation Date on January 24, 2011	Observation Date on April 24, 2012	Observation Date on July 30, 2012

Starting Value	100.00	100.00	100.00

Call Level	100.00	100.00	100.00

Observation Level on the Observation Date	110.00	105.00	105.00

Return of the Basket (excluding any dividends)	10.00%	5.00%	5.00%

Return of the Notes	5.8500%	8.7750%	11.7000%

Call Amount per Unit	$10.5850	$10.8775	$11.1700

Notes Are Not Called on Any Observation Date	Hypothetical Ending Value Is Greater than the Threshold Value	Hypothetical Ending Value Is Less than the Threshold Value

Starting Value	100.00	100.00

Ending Value	97.00	80.00

Threshold Value	95.00	95.00

Return of the Basket (excluding any dividends)	-3.00%	-20.00%

Return of the Notes	0.00%	-15.00%

Redemption Amount per Unit	$10.0000	$8.5000

Strategic Accelerated Redemption Securities®	TS-5

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. The following is a list of certain of the risks involved in investing in the notes. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement STR-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called prior to maturity, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return, if any, is limited to the return represented by the Call Premium.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return may be less than the return on a comparable investment directly in the Basket Components.

▪	You must rely on your own evaluation of the merits of an investment linked to the Basket.

▪

In seeking to provide you with what we believe to be competitive terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes described on page TS-9. The price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The amount that you receive at maturity or upon a call will not be affected by all developments relating to the Basket.

▪	Changes in the values of the Basket Components may offset each other.

▪

The sponsor of the Underlying Indices described below, MSCI Inc. (“MSCI”), may adjust one or both of the Underlying Indices in a way that affects its level or their levels, and MSCI has no obligation to consider your interests.

▪

We cannot control actions by the sponsor of the Basket Components, BlackRock Institutional Trust Company, N.A., or the Basket Components’ investment advisor, BlackRock Fund Advisors, which may adjust the Basket Components in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

▪

You will have no rights of a holder of the securities held by the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we or our affiliates may from time to time own stocks held by the Basket Components or included in the Underlying Indices, we do not control any company held by a Basket Component or included in an Underlying Index, and are not responsible for any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Basket Components.

▪	The performance of each Basket Component and the performance of the related Underlying Index may vary.

▪	Risks associated with each Underlying Index or the underlying assets of the Basket Components will affect the share prices of the Basket Components and hence, the value of the notes.

▪	Your return on the notes may be affected by factors affecting the international securities markets.

▪	Exchange rate movements may impact the value of the notes.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Purchases and sales by us and our affiliates of stocks held by the Basket Components or included in the Underlying Indices may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	Our business activities relating to the companies represented by the securities held by the Basket Components or included in the Underlying Indices may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2.

Strategic Accelerated Redemption Securities®	TS-6

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the closing value of the Basket will be equal to or greater than the Call Level on any Observation Date and you seek an early exit prior to maturity at a premium in that case.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the notes are called, regardless of the performance of the Basket from the Starting Value to the date on which the notes are called.

▪	You are willing to accept that the notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the Original Offering Price per unit.

▪	You accept that your investment will result in a loss, which could be significant, if the value of the Basket is below the Threshold Value on the final Observation Date.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪

You seek exposure to the Basket Components with no expectation of receiving distributions from the Basket Components or receiving dividends or other benefits of owning the stocks held by the Basket Components.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payment on which depends on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You want to hold your notes for the full term.

▪	You anticipate that the value of the Basket will decrease from the Starting Value to the Ending Value.

▪	You anticipate that the Observation Level will not be equal to or greater than the Call Level on any Observation Date.

▪	You seek a return on your investment that will not be capped at the Call Premium.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends from the Basket Components or dividends or other distributions paid on the stocks held by the Basket Components.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Other Terms of the Notes

Closing Market Price

The provisions of this section supersede and replace the definition of “Closing Market Price” set forth in product supplement STR-2, and will apply to each Basket Component.

The “Closing Market Price” means:

(A)	If the Basket Component is listed or admitted to trading on a national securities exchange in the United States that is registered under the Securities Exchange Act of 1934 (“registered national securities exchange”), is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or is quoted on a United States quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any trading day means for one share of the Market Measure (or any other security underlying a Basket Component for which a Closing Market Price must be determined for purposes of the notes):

i.	the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

ii.	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter-market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

iii.	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other United States quotation medium or inter-dealer quotation system, then the Closing Market Price shall be the arithmetic mean of the bid prices on that day from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market of the shares of the Market Measure (or any other security underlying the Basket Components for which a Closing Market Price must be determined for purposes of the notes) on that date (without taking into account any extended or after-hours trading session), or if there are no such bids available to the calculation agent, then the Closing Market Price shall be determined by the calculation agent in its sole discretion and reasonable judgment.

Strategic Accelerated Redemption Securities®	TS-7

(B)	If the Basket Component is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other United States quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any trading day means for one share of the Basket Component, the U.S. dollar equivalent of the last reported sale price (as determined by the calculation agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that trading day as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the calculation agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

(C)	If the Basket Component is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other United States quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the U.S. dollar value (as determined by the calculation agent in its sole discretion) of the last available purchase and sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

Market Disruption Event on an Observation Date

If, for either Basket Component (an “Observation Date Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled Observation Date or (ii) the calculation agent determines that any scheduled Observation Date is not a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the Closing Market Price of the Observation Date Affected Basket Component for such non-calculation day, and as a result, the value of the Basket, as follows:

▪	The Closing Market Price of each Basket Component that is not an Observation Date Affected Basket Component will be its Closing Market Price on such non-calculation day.

▪

The Closing Market Price of the Observation Date Affected Basket Component will equal the Closing Market Price of that Basket Component on the first trading day following that non-calculation day on which no Market Disruption Event occurs with respect to that Observation Date Affected Basket Component; provided that the Closing Market Price will be determined (or, if not determined, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled trading day prior to the applicable scheduled Call Settlement Date, or, in the case of the final Observation Date, no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that day.

The applicable Observation Date will be deemed to occur after the calculation agent has determined the value of the Basket as provided above. If, due to a Market Disruption Event or otherwise, an Observation Date (other than the final Observation Date) is postponed, the applicable Call Settlement Date on which the Call Amount for such Observation Date will be paid will be the fifth Banking Business Day following the Observation Date as so postponed. However, if the final Observation Date is postponed, under no circumstances will the maturity date be postponed.

Strategic Accelerated Redemption Securities®	TS-8

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.050 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “General Risks Relating to the Notes,” beginning on page S-10 and “Use of Proceeds” on page S-23 in Product Supplement No. STR-2.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Strategic Accelerated Redemption Securities®	TS-9

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the values of the Basket from the Starting Value to the Ending Value of the notes. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight of 50.00% on the pricing date.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page S-38 of product supplement STR-2.

As of the pricing date, for each Basket Component, the Initial Component Weight, the Closing Market Price, the Component Ratio, and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
iShares® MSCI EAFE Index Fund	EFA	50.00%	58.56	0.85382514	50.00
iShares® MSCI Emerging Markets Index Fund	EEM	50.00%	46.91	1.06587082	50.00
				Starting Value	100.00

(1)	These are the Closing Market Prices of the Basket Components on the pricing date. Each Basket Component has an initial Share Multiplier of 1.

(2)

Each Component Ratio equals the Initial Component Weight of the Basket Component (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the closing value of the Basket on each scheduled Observation Date by summing the products of (a) the Closing Market Price, multiplied by its respective Price Multiplier, for each Basket Component on that scheduled Observation Date and (b) the Component Ratio applicable to that Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled Observation Date, the Closing Market Price of that Basket Component will be determined as more fully described above in the section “Other Terms of the Notes—Market Disruption Event on an Observation Date.”

The Price Multiplier for each Basket Component was set to 1 on the pricing date, and is subject to adjustment for certain corporate events relating to that Basket Component. See the section entitled “Description of the Notes—Anti-Dilution and Discontinuance Adjustments for Exchange Traded Fund Linked Notes” beginning on page S-33 of product supplement STR-2.

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical monthly performance of the Basket in the period from January 2006 through June 2011, based upon actual month-end historical prices of each Basket Component, hypothetical Component Ratios determined as of December 31, 2005, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Strategic Accelerated Redemption Securities®	TS-10

The Basket Components

We have derived the following information from publicly available documents published by the iShares, Inc., a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with either Basket Component, and neither Basket Component will have any obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the shares of either Basket Component or securities included in either of the Underlying Indices described below. Neither we nor MLPF&S has or will participate in the preparation of the publicly available documents described below. Neither we nor MLPF&S has made any due diligence inquiry with respect to either Basket Component in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Basket Components have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Basket Components could affect the value of the shares of the Basket Components on each Observation Date and therefore could affect your return on the notes.

iShares, Inc. consists of numerous separate investment portfolios, including the Basket Components. The Basket Components typically earn income dividends from securities included in the applicable Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Basket Component’s shareholders as “ordinary income.” In addition, each Basket Component realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the share price of the Basket Components, you will not be entitled to receive income, dividend, or capital gain distributions from the Basket Components or any equivalent payments.

Information provided to or filed with the SEC by iShares, Inc. under the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s website by reference to SEC file number 811-09102. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the MSCI EAFE Index. This Basket Component has an expense ratio of approximately 0.35% per year and trades on NYSE Arca under the ticker symbol “EFA”.

The MSCI EAFE Index. The MSCI EAFE Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MSCI EAFE Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE Index currently consists of companies from the following 22 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. As of the pricing date, the five largest country weights were the United Kingdom (21.6%), Japan (21.0%), France (9.8%), Germany (8.8%), and Australia (8.6%), and the five largest sector weights were Financials (22.9%), Industrials (12.8%), Materials (11.3%), Consumer Discretionary (10.6%) and Consumer Staples (10.4%).

The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the MSCI Emerging Markets Index. This Basket Component has an expense ratio of approximately 0.72% per year and trades on NYSE Arca under the ticker symbol “EEM”.

The MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. As of the pricing date, the five largest country weights were China (17.4%), South Korea (15.2%), Brazil (14.9%), Taiwan (11.2%), and South Africa (7.3%), and the five largest sector weights were Financials (24.5%), Materials (15.1%), Energy (14.7%), Information Technology (12.1%), and Telecommunication Services (7.6%).

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

Strategic Accelerated Redemption Securities®	TS-11

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•

Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•

Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•

DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•

Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•

Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi–annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi–Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size–based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size–segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size–segment investability requirements.

Strategic Accelerated Redemption Securities®	TS-12

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub–industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i)	Semi–Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)	Ongoing Event–Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including MLPF&S, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI EAFE Index, the MSCI Emerging Markets Index, or any successor to these indices. MSCI does not guarantee the accuracy or the completeness of the MSCI EAFE Index, the MSCI Emerging Markets Index, or any data included in these indices. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI EAFE Index or the MSCI Emerging Markets Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI EAFE Index, the MSCI Emerging Markets Index, or the manner in which these indices are applied in determining the amount payable on the notes at maturity.

Strategic Accelerated Redemption Securities®	TS-13

Historical Data of the iShares® MSCI EAFE Index Fund

The following table sets forth the high and low closing prices of the shares of the iShares® MSCI EAFE Index Fund for each calendar quarter since the first quarter in 2006. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of shares of the iShares® MSCI EAFE Index Fund should not be taken as an indication of future performance, and we cannot assure you that the price per share of the iShares® MSCI EAFE Index Fund will not decrease.

		High	Low

2006	First Quarter	65.40	60.33
	Second Quarter	70.58	59.60
	Third Quarter	68.46	61.62
	Fourth Quarter	74.31	67.96

2007	First Quarter	76.94	70.95
	Second Quarter	81.79	76.47
	Third Quarter	83.77	73.70
	Fourth Quarter	86.18	78.24

2008	First Quarter	78.35	68.31
	Second Quarter	78.52	68.10
	Third Quarter	68.04	53.08
	Fourth Quarter	55.88	35.71

2009	First Quarter	45.44	31.69
	Second Quarter	49.04	38.57
	Third Quarter	55.81	43.91
	Fourth Quarter	57.28	52.66

2010	First Quarter	57.96	50.45
	Second Quarter	58.03	46.29
	Third Quarter	55.42	47.09
	Fourth Quarter	59.46	54.25

2011	First Quarter	61.91	55.31
	Second Quarter	63.87	57.10
	Third Quarter (through the pricing date)	60.80	57.32

Strategic Accelerated Redemption Securities®	TS-14

Historical Data of the iShares® MSCI Emerging Markets Index Fund

The following table sets forth the high and low closing prices of the shares of the iShares® MSCI Emerging Markets Index Fund for each calendar quarter since the first quarter in 2006. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Market, rounded to two decimal places. The historical closing prices of shares of the iShares® MSCI Emerging Markets Index Fund should not be taken as an indication of future performance, and we cannot assure you that the price per share of the iShares® MSCI Emerging Markets Index Fund will not decrease.

		High	Low

2006	First Quarter	33.59	30.43
	Second Quarter	37.03	27.34
	Third Quarter	33.14	29.20
	Fourth Quarter	38.15	31.80

2007	First Quarter	39.53	35.03
	Second Quarter	44.42	39.13
	Third Quarter	50.11	39.50
	Fourth Quarter	55.64	47.27

2008	First Quarter	50.37	42.17
	Second Quarter	51.70	44.43
	Third Quarter	44.43	31.33
	Fourth Quarter	33.90	18.22

2009	First Quarter	27.09	19.94
	Second Quarter	34.64	25.65
	Third Quarter	39.29	30.75
	Fourth Quarter	42.07	37.56

2010	First Quarter	43.22	36.83
	Second Quarter	43.98	36.16
	Third Quarter	44.77	37.59
	Fourth Quarter	48.58	44.77

2011	First Quarter	48.69	44.63
	Second Quarter	50.21	45.50
	Third Quarter (through the pricing date)	48.46	46.12

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Basket Components. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Basket Components and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

BlackRock Institutional Trust Company, N.A. and MLPF&S have entered into a non-exclusive license agreement under which BlackRock has licensed to MLPF&S and certain of its affiliates the right to use the iShares® mark in connection with each Basket Component. The license agreement provides that the following language must be set forth in this term sheet:

iShares® is a registered mark of Blackrock Institutional Trust Company, N.A. (“BTC”). BTC has licensed certain trademarks and trade names of BlackRock to MLPF&S. The notes are not sponsored, endorsed, sold, or promoted by BTC or any of its affiliates (collectively “BlackRock”). BlackRock makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Strategic Accelerated Redemption Securities®	TS-15

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract linked to the Basket that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the value of the Basket.

•

Under this characterization and tax treatment of the notes, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, your capital gain or loss generally will be short-term capital gain or loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2, which you should carefully review prior to investing in the notes.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as a callable single financial contract linked to the Basket that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the value of the Basket. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a callable single financial contract linked to the Basket for U.S. federal income tax purposes. If the notes did not constitute a callable single financial contract, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement STR-2. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary” in product supplement STR-2 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Settlement at Maturity or Sale, Exchange, or Redemption Prior to Maturity. Assuming that the notes are properly characterized and treated as callable single financial contracts linked to the Basket for U.S. federal income tax purposes, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, a U.S. Holder (as defined on page S-44 of product supplement STR-2) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, a U.S. Holder’s capital gain or loss generally will be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Possible Application of Section 1260 of the Code. Because the Basket includes the types of financial assets described under Section 1260 of the Code, while the matter is not entirely clear, there may exist a risk that an investment in the notes will be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the notes will be recharacterized as ordinary income (the “Excess Gain”). Although not clear, the Excess Gain may equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the notes, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the ETFs included in the Basket at fair market value on the original issue date for an amount equal to the issue price of the notes and sold such amount of the ETFs included in the Basket upon the date of sale, exchange, redemption, or settlement of the notes at fair market value. In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement). U.S. Holders should consult their tax advisor regarding the potential application of Section 1260 of the Code to an investment in the notes.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any

Strategic Accelerated Redemption Securities®	TS-16

deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-43 of product supplement STR-2.

Strategic Accelerated Redemption Securities®	TS-17

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the notes offered by this Note Prospectus have been completed and executed by BAC, and authenticated by the trustee in accordance with the provisions of the Senior Indenture, and delivered against payment therefor as contemplated by this Note Prospectus, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated April 28, 2011, which has been filed as an exhibit to our Current Report on Form 8-K dated April 28, 2011.

Strategic Accelerated Redemption Securities®	TS-18

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003417/g18702p5e424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements, and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed-income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access notes may offer exposure to certain market sectors, asset classes, and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market-Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is our registered service mark.

Strategic Accelerated Redemption Securities®	TS-19